Exhibit 23.3
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2023 Omnibus Incentive Plan of SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.) of our report dated February 17, 2023, with respect to the financial statements of Third Point Enhanced LP (an equity method investee of SiriusPoint Ltd., formerly known as Third Point Reinsurance Ltd.), included in the Annual Report (Form 10-K) of SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Grand Cayman, Cayman Islands
June 6, 2023